Exhibit 99.1

                   Ciphergen Forecasts Fourth Quarter Revenues

    FREMONT, Calif., Jan. 2 /PRNewswire-FirstCall/ -- Ciphergen Biosystems, Inc. (Nasdaq: CIPH) announced that its preliminary revenue forecast for the fourth quarter ending December 31, 2003 will be approximately $15.0 - 15.5 million, as compared to previous company expectations of approximately $19 million. This preliminary revenue forecast results in total revenue for the year ended December 31, 2003 of approximately $58.5 million, an increase of approximately 50% over 2002. These preliminary revenue estimates are subject to final accounting and audit processes, and therefore could change. Ciphergen plans to report final results for the fourth quarter and fiscal year 2003 on February 12, 2004, at which time we will hold a conference call to review activities during the quarter as well as provide formal guidance for 2004.

    William E. Rich, President and CEO, commented: "While we had significant growth in product and service sales outside the U.S., our new ProteinChip System placements in the U.S. were short of our expectations. A significant number of specific orders that we were anticipating near the end of the quarter did not materialize, although many of these we expect to carry forward to the first quarter. We attribute the delays in orders to several factors, of which the most significant was increased indirect competition from centralized core proteomics facilities, as many such labs are attempting to provide biomarker discovery services to potential laboratory customers of ours. In addition, the entry of more direct competition resulted in a longer sales cycle at certain accounts, and we continued to experience delays from NIH and related funding sources. We are confident that with vigorous execution of our planned marketing and sales programs, as well as new product introductions and strategic collaborations, our system placements in the U.S. will rebound to higher levels in 2004."

    Other Fourth Quarter Highlights.

    -- Services Alliance with GE Medical Systems in China. Ciphergen appointed GE Medical Systems Trade and Development Co., Ltd. as its exclusive post-sale services partner for ProteinChip Systems to hospitals in China, Hong Kong and Taiwan.

    -- Alzheimer's Study Presented. At the Society for Neuroscience Meeting 33rd
       Annual Meeting, Ciphergen reported the discovery of a novel multi-biomarker pattern derived from analyzing cerebral spinal fluid which correctly classified >96% of Alzheimer's Disease and >94% normal individuals using a 4 peak pattern of markers. Further studies analyzing over 200 additional samples are underway to validate these markers for their utility in diagnosing early stage Alzheimer's disease as well as in differentiating from other dementias using the Ciphergen platform.

    -- Proteomics Technology of the Year. Ciphergen's ProteinChip System was awarded the Proteomics Technology of the Year Award by Frost & Sullivan, a leading international market research and consulting firm.

    About Ciphergen

    Ciphergen develops, manufactures and markets a family of ProteinChip(R) Systems and services for clinical, research and process proteomics applications, as well as a broad range of bioseparations media for protein purification through its BioSepra process chromatography division. ProteinChip Systems and Biomarker Discovery Center(R) collaborative services enable protein discovery, profiling, characterization and assay development to provide researchers with predictive analysis capabilities and a better understanding of biological functions at the protein level. ProteinChip Systems are enabling tools in the emerging field of protein-based biology research, known as proteomics. Proteomics provides a direct approach to understanding the role of proteins in the biology of disease, monitoring disease progression and evaluating the therapeutic effects and side effects of drugs. Ciphergen believes proteomics will be a major focus of biological research by enhancing the understanding of gene function and the molecular basis of disease. Additional information about Ciphergen can be found at www.ciphergen.com.

    Safe Harbor Statement

    Note Regarding Forward-Looking Statements: For purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"), Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include statements regarding uncertainties related to final revenue results for the fourth quarter of 2003, the impact of competition and NIH funding for customers, the receipt of expected orders in the first quarter of 2004 and increased system placements and sales in the U.S. in 2004, the use of ProteinChip technology to discover useful protein biomarkers and develop diagnostic assays for Alzheimer's Disease, and future growth in the field of proteomics. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including Ciphergen's ability to recognize certain orders during the fourth quarter as revenue under the rules of SAB 101, the risk that competition may not only lengthen the sales cycle but also result in permanently lost orders, the risk that US sales may not increase due to funding issues, our ability to successfully execute planned marketing and sales programs, introduce new products that meet with market acceptance and form strategic collaborations, the ProteinChip technology's ability to validate and/or develop the Alzheimer's biomarkers as diagnostic assays, and the continued emergence of proteomics as a major focus of biological research and drug discovery. Investors should consult Ciphergen's filings with the Securities and Exchange Commission, including its Registration Statement on Form 10-Q dated November 14, 2003, for further information regarding these and the other risks of the Company's business.

    NOTE: Ciphergen, ProteinChip and Biomarker Discovery Center are registered trademarks of Ciphergen Biosystems, Inc.

SOURCE  Ciphergen Biosystems, Inc.
    -0-                             01/02/2004
    /CONTACT: Sue Carruthers, Investor Relations of Ciphergen Biosystems, Inc., +1-510-505-2297/

    /Web site:  http://www.ciphergen.com/
    (CIPH)